Exhibit 10.28

CHANGE OF CONTROL WAIVER

This Waiver is being executed in connection with the proposed merger (the "Merger") between Union First Market Bankshares Corporation ("Union") and StellarOne Corporation( "StellarOne").

The undersigned employee of StellarOne, intending to be legally bound, hereby agrees that, if and when consummated, neither the Merger nor the subsequent merger of StellarOne Bank with and into Union First Market Bank shall be deemed to constitute a "Change of Control" for purposes of the undersigned's Change of Control Agreement, dated as of June 23, 2011 (the "Change of Control Agreement"), with StellarOne. Accordingly, the undersigned will not be entitled to receive, and hereby waives any and all right to receive, any severance related payments and benefits to which the undersigned would otherwise have been entitled to receive under the Change of Control Agreement as a result of the Merger, provided that all the required conditions to the payment of such severance benefits thereunder were satisfied.

Union will assume and honor the Change of Control Agreement at the effective date of the Merger, as amended by this Waiver. Union and the undersigned employee of StellarOne specifically agree that, for purposes of interpreting and construing the Change of Control Agreement from and after the effective date of the Merger, references to "StellarOne Corporation" and "StellarOne Bank" shall mean "Union First Market Bankshares Corporation" and "Union First Market Bank," respectively.

Except as set forth in this Change of Control Waiver, the Change of Control Agreement shall otherwise remain in full force and effect. This Change of Control Waiver shall be null, void and of no further force or effect in the event the Merger is not consummated. This waiver relates solely to the acquisition of StellarOne by Union and does not affect any other event that would qualify as a "Change of Control" of StellarOne.

Dated: August 14, 2013

UNION FIRST MARKET BANKSHARES CORPORATION

/s/ David G. Bilko                     /s/ G. William Beale
______________________________________        ______________________________________
David G. Bilko                        G. William Beale
Chief Executive Officer

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT, dated as of this 23rd day of June, 2011, by and between StellarOne Corporation, a Virginia corporation (the "Company"), and David G. Bilko (the "Executive").

WHEREAS, the Executive is a key executive of the Company; and

WHEREAS, the Company considers the availability of the Executive's services to be important to the management and conduct of the Company's business and desire to provide the Executive with reasonable employment security in the event of a change in control of the Company and certain rights in the event of the Executive's termination of employment after a change in control of the Company.

In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.     Employment. The Executive is employed by StellarOne Bank (the "Employer") as its Chief
Audit Officer (the "Position").

2. Term. The term of this Agreement is effective as of the Effective Date, and will continue through December 31, 2012, unless terminated or extended as hereinafter provided. Except as provided in Section 3(a)(i), this Agreement shall be extended for successive one-year periods following the original term unless either party notifies the other in writing at least ninety (90) days prior to the end of the original term, or the end of any additional one-year renewal term, that the Agreement shall not be extended beyond its current term. The term of this Agreement, including any renewal term, is referred to as the "Term."

3.     Change of Control and Severance Benefits.

(a)     In the event a Change of Control as hereinafter defined occurs during the Term, the following provisions shall apply:

(i) The Term provided in Section 2 hereof shall continue for twenty-four (24) months after the Change of Control or the balance of the Term, whichever is greater.

(ii) If, during the Term and after the occurrence of a Change of Control, the Executive's employment is terminated without Cause by the Company or the Employer for reasons other than the Executive's Incapacity (as defined in Section 4(e)), or the Executive resigns from employment with the Company and all of its subsidiaries for Good Reason within one hundred eighty (180) days after the occurrence of the Good Reason, except as set forth in Section 3(b) below, the Executive shall receive as "Severance Benefits" the following payments or benefits following the Executive's cessation of employment:

(A) Accrued Obligations - the "Accrued Obligations" are the sum of: (1) the Executive's annual base salary through the date of termination; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; and (3) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive's request, which amounts will be paid in accordance with the Executive's existing directions). The Accrued Obligations will be paid to the Executive in a lump sum payment of cash or stock, as applicable, as soon as administratively feasible after the date of termination; provided, however, that if payment of any such Accrued Obligation at such time would result in a prohibited acceleration under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), such Accrued Obligation shall be paid at the time the Accrued Obligation would have been paid under the applicable plan, policy, program or arrangement relating to such Accrued Obligation had the Executive remained employed with the Company or the Employer;

(B) Salary Continuance Benefit - the "Salary Continuance Benefit" is the payment of the Executive's base salary then in effect (but in no event less than the Executive's base salary in effect at the Change of Control) for the Continuation Period (as defined below). The Salary Continuance Benefit will be paid to the Executive at regular paydays (but not less frequently than monthly) during the Continuation Period; and

(C) Health Care Continuance Benefit - the "Health Care Continuance Benefit" is the opportunity to be covered for the Continuation Period (as defined below) under any health care (medical, dental and vision) plan or plans ("Health Care Plans"), other than a flexible spending account, provided to the Executive and the Executive's spouse and dependents at the date of termination, with the Company paying on a monthly or more frequent basis the normal Company paid contribution therefore for similarly situated active employees and with such coverage being available on the same basis as available to similarly active employees during such continuation period, provided that the Executive's continued participation is possible under the general terms and provisions of such plans. The following rules shall also apply:

(1) If the Company reasonably determines that it cannot maintain such coverage for the Executive or the Executive's spouse or dependents under the terms and provisions of such plans and programs (or that such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), the Company shall either provide substantially identical benefits directly or through an insurance arrangement or shall pay the Executive cash equal to the estimated cost of the expected Company contribution therefore for the Continuation Period with such payments to be made in accordance with the established payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.

(2) The Health Care Continuance Benefit as to any Health Care Plan will cease if and when the Executive has obtained health care coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and the Executive's spouse and dependents with respect to the specific type of benefit.

(3) If the Executive dies while receiving a Health Care Continuance Benefit, the Executive's spouse and dependents will continue to receive the Health Care Continuance Benefit during the remainder of the Continuation Period.

(4) The Executive and the Executive's spouse and dependents will become eligible for COBRA continuation coverage as of the date the Health Care Continuance Benefit ceases for all health and dental benefits.

For purposes hereof, the "Continuation Period" shall mean 12 months.

(b)     Excess Parachute Payment Limitation on Severance Benefits. Notwithstanding the foregoing provisions of Section 3(a), the aggregate value of all Severance Benefits provided for under this Agreement, when added to the value of all other payments or benefits payable to or with respect to the Executive (even though not paid or provided pursuant to this Agreement) which constitute "parachute payments" under Section 280G of the Code shall be reduced to the extent necessary so that none of such benefits and payments (whether or not paid or provided pursuant to this Agreement) constitute "excess parachute payments" on which an excise tax is imposed pursuant to Section 4999 of the Code. The order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation or accelerated vesting on a pro rata basis, and lastly medical, dental and vision coverage.

shall mean:
(c)     Change of Control Defined. For purposes of this Agreement, a "Change of Control"

(i) the acquisition after the Effective Date by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act') of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change of Control:

(A) acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(B)    any acquisition by the Company;

(C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(D) any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders' ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(ii) where individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-ll of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the Board of Directors; or

(iii)     the Company consummates after the Effective Date:

(A) a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph (i)(D) of this section, or

(B)     the sale or other disposition of all or substantially all of the assets of the
Company.

(d)    Cause. For purposes of this Agreement, "Cause" shall include but not be limited to:

(i) the Executive's willful misconduct in connection with the performance of the Executive's duties which the Company believes does or may result in material harm to the Company or any of its subsidiaries;

(ii)     the Executive's misappropriation or embezzlement of funds or property of the
Company or any of its subsidiaries;

(iii) the Executive's fraud or dishonesty with respect to the Company or any of its subsidiaries;

(iv) the Executive's failure to perform any of the duties and responsibilities required by the Position (other than by reason of Incapacity as defined in Section 4(e)) or the Executive's willful failure to follow reasonable instructions or policies of the Employer or the Company, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Employer or the Company) to remedy such failure;

(v) the Executive's conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or any other crime with respect to which imprisonment is a possible punishment;

(vi) the Executive's breach of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Employer or the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Employer or the Company) to remedy such breach or violation;

(vii) the Executive's breach of fiduciary duties owed to the Company or any of its subsidiaries; or

(viii) the Executive's willful engaging in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company or any of its subsidiaries, monetarily or otherwise.

(e)     Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

(i) the continued assignment to the Executive of duties materially inconsistent with the Executive's position, authority, duties or responsibilities in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Change of Control;

(ii) any action taken by the Employer or the Company which results in a substantial reduction in the status of the Executive, including a significant diminution in the Executive's position, authority, duties or responsibilities;

(iii) the relocation of the Executive to any other primary place of employment which might require the Executive to move the Executive's residence which, for this purpose, includes any reassignment to a place of employment other than the location where the Executive was employed immediately preceding the Change of Control or any office that is the headquarters of the Company or the Employer and is less than thirty-five (35) miles from such location, without the Executive's express written consent to such relocation; provided, however, this subsection (iii) shall not apply in connection with the relocation ofthe Executive if the Company decides to relocate its headquarters;

(iv) any material reduction in the Executive's annual base salary in effect at the time of the

Change of Control or any uncompensated exclusion of the Executive from participation (other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive) in any plans, programs or forms of compensation or benefits that the Company or its subsidiaries provide to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, provided however, a reasonable transition period following any merger, statutory share exchange, consolidation or acquisition or transaction involving the Company or any of its subsidiaries shall be permitted in order to make appropriate adjustments in compliance with this obligation; or

(v) any failure by the Company, or any successor entity following a Change of Control, to comply with the provisions of Section 11 hereof or to honor any other term or provision of this Agreement.

Notwithstanding the above, "Good Reason" shall not include the removal of the Executive as an officer of any subsidiary of the Company (including the Employer if the Employer is not the Company) in order that the Executive might concentrate the Executive's efforts on the Company, any resignation by the Executive where Cause for the Executive's termination by the Company exists, or an isolated, insubstantial and/or inadvertent action not taken in bad faith by the Employer or the Company and which is remedied by the Employer or the Company within a reasonable time after receipt of notice thereof given by the Executive, and the Executive's termination shall be considered for "Good Reason" only if the Executive provides written notice to the Company of the Good Reason no later than sixty (60) days after the event claimed to be Good Reason (which notice shall include the specifics of the event or events) the Company fails to cure the claimed Good Reason within thirty (30) days after receipt of such notice.

4. Employment at Will and Other Termination of or Resignation from Employment.

(a) At Will Employment. The Executive and the Company acknowledge that the employment of the Executive by the Company is "at will," and the Executive's employment may be terminated by the Company, the Employer or the Executive at any time.

(b) Termination for Cause. If the Executive's employment shall be terminated by the Company for Cause (whether before or after a Change of Control), this Agreement shall terminate without further obligation to the Executive other than the Executive's Accrued Obligations (as described in Section
3(a)(ii)(A)), if any.

(c) Resignation Other Than for Good Reason. If the Executive resigns or voluntarily leaves the employment of the Company for other than for Good Reason (whether before or after a Change of Control), this Agreement shall terminate without further obligation to the Executive other than the Executive's Accrued Obligations (as described in Section 3(a)(ii)(A)), if any.

(d) Death. The Executive's employment under this Agreement shall cease automatically upon the Executive's death (whether before or after a Change of Control) and this Agreement shall terminate without further obligation to the Executive other than the Executive's Accrued Obligations (as described in Section 3(a)(ii)(A)), if any; provided, however, that in the event the Executive dies while employed during the Term and on or after a Change of Control, the following benefits shall be provided:

(i)	Salary Death Benefit - the "Salary Death Benefit" is a payment of an amount equal to three (3) months of the Executive's base salary in a lump sum cash payment within thirty (30) days of the date of death. The Salary Death Benefit shall be paid to the Executive's beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive's death) and surviving the Executive or, if none, the Executive's estate, as applicable; and

(ii) Health Care Continuance Death Benefit - the "Health Care Continuance Death Benefit" is the opportunity for the Executive's spouse and dependents to receive the Health Care Continuance Benefit described in Section 3(a)(ii)(C) above (determined as though the Executive has terminated employment thereunder immediately prior to the Executive's death) for the Continuation Period. The Executive's spouse and dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such Continuation Period.

(e) Incapacity. If the Company determines that the Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive's employment and this Agreement upon thirty (30) days' written notice provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of the Executive's assigned duties. In the event of the termination of the Executive's employment due to the Executive's Incapacity, this Agreement shall terminate without further obligation to the Executive other than the Executive's Accrued Obligations (as described in Section 3(a)(ii)(A)), if any; provided, however, that in the event the Executive's Incapacity occurs while employed during the Term and on or after a Change of Control the Company shall pay or cause the Employer to pay a "Salary Incapacity Benefit" in the amount of three (3) months of the Executive's base salary. The Salary Incapacity Benefit shall be paid to the Executive at regular paydays (but not less frequently than monthly) during the three (3) month period immediately following the Executive's termination on account of Incapacity. "Incapacity" shall mean the failure of the Executive to perform the Executive's assigned duties with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for ninety (90) consecutive calendar days.

5. Confidentiality.

(a) The Executive recognizes that as an employee of the Company the Executive will have access to and may participate in the origination of non-public, proprietary and confidential information and that the Executive owes a fiduciary duty to the Company. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operations, and other data or information of or concerning the Company and its subsidiaries or their customers or any of their clients and not generally known to the public or in the banking industry. The Executive agrees never to reveal any such confidential information, either directly or indirectly, to any third party except as may be authorized in writing specifically by the Company.

(b) Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit the Executive from performing any duty or obligation that shall arise as a matter of law. Specifically, the Executive shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe the Executive's right and ability to provide information to any federal, state or local agency in response or adherence to the lawful exercise of such agency's authority. In the event the Executive is requested to disclose confidential information by subpoena or other legal process or lawful exercise of authority, the Executive shall promptly provide the Company with notice of the same and either receive approval from the Company to make the disclosure or cooperate with the Company in the Company's effort, at its sole expense, to avoid disclosure.

6.     Severability.     If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

7. Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

9. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

10. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

11. Binding Effect. This Agreement shall be binding upon the Executive and on the Company, its successors and assigns effective on the date first above written subject to the approval by the Board of Directors of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the Executive dies before receiving all payments due under this Agreement, unless expressly otherwise provided hereunder or in a separate plan, program, arrangement or agreement, any remaining payments due after the Executive's death shall be made to the Executive's beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive's death) and surviving the Executive or, if none, to the Executive's estate.

12. No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

13. Nonqualified Deferred Compensation Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g. death, disability, separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. The following rules shall apply:

(a) Notwithstanding any other provision of this Agreement, the Company's Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder).

(b) For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(c) If the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company's stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months as required by Section 409A(a)(2)(B)(i) of the Code (the "409A Deferral Period"). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral

Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Executive's expense, with the Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(d) For purposes of this Agreement, termination of employment and date of termination or cessation of employment will be read to mean a "separation from service" within the meaning of Section
409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

(e) With regard to any provision herein that provides for reimbursement of expenses subject to Code Section 409A, except as permitted by Code Section 409A, (a) the right to reimbursement is not subject to liquidation or exchange for another benefit, and (b) the amount of expenses eligible for reimbursement provided during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. All reimbursements shall be reimbursed in accordance with the Company's reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(f) Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

14. Capital Purchase Program Limitations. The Executive understands that the Company has participated in the Capital Purchase Program (the "CPP") implemented under the Emergency Economic Stabilization Act of 2008, as amended (the "EESA") and that the Company is required to comply with the requirements of Section 111(b) of the EESA, as amended from time to time, and the CPP with respect to the compensation of certain current and future employees of the Company (as determined for purposes of the EESA and the guidance and regulations issued by the Treasury Department with respect to the CPP (the "CPP Requirements")), in accordance with the CPP Requirements. Notwithstanding any other provision of this Agreement or any other agreement to the contrary, the Executive acknowledges and understands that this Agreement and such other agreements shall be administered, interpreted and construed and, if and where applicable, benefits provided hereunder or thereunder shall be limited, deferred, forfeited and/or subject to repayment to the Company in accordance with the CPP Requirements and Section 111(b) of the EESA, as amended from time to time, to the extent legally applicable with respect to the Employee, as determined by the Committee in its discretion, including without limitation the clawback, the bonus prohibition and the parachute prohibitions thereof.

15. Entire Agreement. Except as provided in the next sentence, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement including, without limitation, agreements, if any, in effect immediately prior to the Effective Date. It is specifically agreed and acknowledged that exercisability of stock options and vesting of restricted stock, benefits or other rights on account of there being a "change of control" (as defined in any applicable plan or agreement providing for rights upon the occurrence of a change of control) in plans or agreements other than those designated as severance, separation, change of control or employment agreements shall not be superseded by this Agreement and shall operate in accordance with their terms. It is further specifically agreed and acknowledged that, except as provided herein, the Executive shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of or with the Employer or the Company for any cessation of employment occurring while this Agreement is in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

STELLARONE CORPORATION

By:     /s/O.R. Ed Barham
Its     Pres/CEO

Address:

590 Peter Jefferson Parkway, Suite 250
Charlottesville, VA 22911

By:     /s/David G. Bilko
Chief Audit Officer

Address:

590 Peter Jefferson Parkway, Suite 250
Charlottesville, VA 22911